Exhibit 99.1

News Release

Nucor to Build State-of-the-Art Plate Mill

•	Facility expected to be fully operational in 2022 with capacity of 1.2 million tons per year

•	Nucor anticipates creating approximately 400 new, full-time jobs

•	Midwest locations being evaluated

•	Investor conference call and webcast today at 9:00 AM eastern time

CHARLOTTE, N.C., Jan. 7, 2019 /PRNewswire/ – Nucor Corporation (NYSE: NUE) today announced plans to build a state-of-the-art plate mill in the U.S. Midwest. Nucor’s Board of Directors has approved an investment of $1.35 billion to build the mill, which is expected to be fully operational in 2022 and will be capable of producing 1.2 million tons per year of steel plate products. The project is expected to create approximately 400 full-time jobs.

“This investment is consistent with our drive to continue delivering sustainable, profitable growth and superior returns for shareholders,” said John Ferriola, Chairman, CEO & President of Nucor. “Together with the significant share repurchases completed in 2018, the Board’s decision to fund this high-return opportunity demonstrates our commitment to balanced capital allocation. We have a strong foundation to build upon as we advance our goal of leading in every market in which we compete.”

Leon Topalian, Executive Vice President of Beam and Plate products, said, “By building this state-of-the-art plate mill in the Midwest – the largest plate-consuming area in the United States – we will enhance our ability to serve our customers in the region while also furthering our goal of meeting all the steel needs of our customers around the country. We expect to select a site for the new mill early this year. Our team is poised and ready to take the next step in advancing our position in steel plate products.”

The new plate mill will produce cut-to-length, coiled, heat-treated, and discrete plate ranging from 60 to 160 inches wide, and in gauges from 3/16 of an inch to 14 inches in thickness; enabling Nucor to supply plate products that the Company does not currently offer. Nucor currently operates plate mills in North Carolina, Alabama and Texas.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor to Build State-of-the-Art Plate Mill (Continued)

“This administration is taking the decisive and meaningful actions that American manufacturers need to compete on a level playing field,” Ferriola said. “Tax reform, continued improvements to our regulatory approach and strong trade enforcement are giving businesses like ours the confidence to make long-term capital investments here in the U.S. that create jobs and ensure our success for decades to come.”

Investor Conference Call and Webcast

The Nucor management team will discuss this announcement later this morning (January 7, 2019) at 9:00 AM eastern time. The webcast will be available at www.nucor.com/investor/events and https://www.webcaster4.com/Webcast/Page/913/28819.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (4) market demand for steel products; and (5) energy

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor to Build State-of-the-Art Plate Mill (Continued)

costs and availability. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s fiscal 2017 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com